                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant |X|

Filed by a party other than the registrant | |

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              VISUAL NETWORKS, INC.
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)    Title of each class of securities to which transaction applies:

           --------------------------------------------------------------------

    (2)    Aggregate number of securities to which transaction applies:

           --------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

           --------------------------------------------------------------------

    (4)    Proposed maximum aggregate value of transaction:

           --------------------------------------------------------------------

    (5)    Total fee paid:

           --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)    Amount previously paid:

           --------------------------------------------------------------------

    (2)    Form, schedule or registration statement no.:

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    (3)    Filing party:

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    (4)    Date filed:

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

                             VISUAL NETWORKS, INC.
                               2092 GAITHER ROAD
                              ROCKVILLE, MD 20850
                                 (301) 296-2300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1998

     The Annual Meeting of Stockholders (the "Annual Meeting") of Visual Networks, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 28, 1998, at 2:00 p.m., local time, at the offices of Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Suite 700, Washington, D.C. 20036 for the following purposes:

     1. To elect two (2) directors to serve until the 2001 Annual Meeting of Stockholders, and until their successors are elected and duly qualified;

     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed Proxy Statement. The Board of Directors has fixed the close of business on April 24, 1998, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU WILL BE MOST WELCOME AT THE MEETING AND MAY THEN VOTE IN PERSON IF YOU SO DESIRE, EVEN THOUGH YOU MAY HAVE EXECUTED AND RETURNED THE PROXY. ANY STOCKHOLDER WHO EXECUTES SUCH A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED.

                                          By Order of the Board of Directors,

                                          /s/ Nancy A. Spangler
                                          NANCY A. SPANGLER
                                          Secretary
Rockville, Maryland
April 28, 1998

                             VISUAL NETWORKS, INC.
                               2092 GAITHER ROAD
                           ROCKVILLE, MARYLAND 20850
                                 (301) 296-2300

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Visual Networks, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 28, 1998 at 2:00 p.m., local time, at the offices of Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Washington, D.C. 20036, and any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 28, 1998.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of 5:00 p.m., April 24, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 17,772,663 shares of Common Stock outstanding, entitled to one vote per share.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

     The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by delivering to the Company (Attention: Peter J. Minihane) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

                     PROPOSAL NO 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The number of directors is determined from time to time by the Board of Directors and is currently fixed at seven (7) members. A single class of directors is elected each year at the Company's annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his or her election and until his or her successor has been elected and duly qualified.

     Two directors are to be elected at this Annual Meeting to serve until the 2001 Annual Meeting of Stockholders, and until their successors are elected and duly qualified. In the event either nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that the person named will be unable or unwilling to serve as a nominee or as a director if elected.

     Set forth below is certain information concerning the nominees and the other incumbent directors:

DIRECTORS TO BE ELECTED AT THE 1998 ANNUAL MEETING

     GRANT G. BEHRMAN, age 44, has been a director of the Company since September 1996. Mr. Behrman has been a Managing Partner of Behrman Capital, a venture capital fund, since February 1991. Mr. Behrman is also a director of Nimbus CD International, Inc., a compact disc manufacturing company.

     THOMAS A. SMITH, age 35, has been a director of the Company since September 1995. Mr. Smith has been a general partner of Edison Venture Fund, a venture capital fund, since June 1993. From October 1990 until May 1993, Mr. Smith was an employee of Edison Venture Fund. Mr. Smith has also been a consultant to Mid-Atlantic Venture Funds, the management company for NEPA Venture Fund II, L.P., a venture capital fund, since January 1998. Mr. Smith is a director of Versatility, Inc., a software company.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     MARC F. BENSON, age 48, has been a director of the Company since December 1994. Since July 1992, Mr. Benson has been a principal and partner of Mid-Atlantic Venture Funds.

     THEODORE R. JOSEPH, age 58, has been a director of the Company since December 1995. Mr. Joseph has been Vice President of OEM Sales of NetManage, Inc., a provider of PC Connectivity solutions, since December of 1997. From December 1994 until December 1997, Mr. Joseph was the President, Chief Executive Officer and a director of Relay Technologies, Inc., a provider of mobile and connectivity software. From March 1993 until August 1994, Mr. Joseph was the Chairman of the Board, President and Chief Executive Officer of Bridge Builder Technologies, Inc., a graphical user interface application development company.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

     TED H. MCCOURTNEY, age 59, has been a director of the Company since January 1996. Mr. McCourtney has been a general partner of Venrock Associates, a venture capital fund, since 1970. Mr. McCourtney is also a director of MedPartners, Inc., a physician practice management company and NTL, Inc., a telecommunications company.

     WILLIAM J. SMITH, age 63, has been a director of the Company since March 1997. Since November 1997, Mr. Smith has been Vice President, Sales of FlowWise Networks, Inc., an IP switching technology company. From August 1992 to October 1997, Mr. Smith was Senior Vice President, Sales and Marketing of Premisys Communications, Inc., an integrated digital access company.

     SCOTT E. STOUFFER, age 37, has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1993. From August 1990 to May 1993, Mr. Stouffer was Director of Marketing of Telecommunications Techniques Corporation, a wholly-owned subsidiary of Dynatech Corporation, a global communications equipment and network technology company.

     Unless marked otherwise, proxies received will be voted for the election of the nominees named above.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

                     THE BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors met seven times during 1997. Except for Messrs. Thomas Smith, William Smith and Behrman, all directors attended more than 75% of all meetings of the Board and the meetings of the Committees of the Board of Directors on which such directors served. Messrs. Thomas Smith and Behrman each attended five of the seven meetings of the Board, and Mr. William Smith attended three of the six meetings of the Board following his election in March 1997.

     The Audit Committee currently consists of Messrs. Joseph, McCourtney and Thomas Smith. The Audit Committee, which met twice during 1997, recommends the firm to be appointed as independent auditors to audit the Company's financial statements, discusses the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants.

     The Compensation Committee currently consists of Messrs. Benson, Joseph and Thomas Smith. The Compensation Committee, which met seven times during 1997, reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans.

     The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Nancy A. Spangler, Secretary of the Company, at the following address: c/o Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Suite 700, Washington, D.C. 20036.

     Directors who are not currently employees of the Company (the "Eligible Directors") receive awards of stock options under the Company's Amended and Restated 1997 Directors' Stock Option Plan for their service on the Board of Directors. The Eligible Directors received grants of 24,000 shares upon the closing of the Company's Initial Public Offering in February 1998, and will receive grants of 6,000 options at each annual meeting of shareholders while they serve as directors.

                               EXECUTIVE OFFICERS

     In addition to Mr. Stouffer, the following are the executive officers of the Company:

     PETER J. MINIHANE, age 49, has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since October 1997. From June 1997 to October 1997, Mr. Minihane was Senior Vice President, Chief Financial Officer and Treasurer of the Company. From August 1985 to May 1997, Mr. Minihane was Executive Vice President, Chief Financial Officer and Treasurer of Microcom, Inc., a remote access technology company.

     HENRY A. CHELI, age 48, has been Senior Vice President, Market Operations of the Company since March 1997. From June 1994 to March 1996, Mr. Cheli was Senior Vice President America's Product Business of Racal Datacom Inc., USA, a telecommunications, electronics and technology company. From December 1993 to June 1994, Mr. Cheli was General Manager and Corporate Vice President Network Products Division of Andrew Corporation, Inc., a communications hardware company. From July 1993 to December 1993, Mr. Cheli was Senior Vice President and General Manager of America's Managed Network Services Division of Racal Managed Service, LTD, UK. From April 1992 to July 1993, Mr. Cheli was Director, Racal Data Group Sales and Special Products of Racal Data Group LTD, UK.

     GREGORY J. LANGFORD, age 48, has been Senior Vice President, Product Operations of the Company since October 1997. From November 1996 to October 1997, he was Vice President, Product Management and Planning of the Company. From February 1995 to August 1996, Mr. Langford was Vice President, Marketing of IPC Information Systems, Inc., a provider of telecommunications products and services to the financial services industry. From January 1991 to January 1995, Mr. Langford was Vice President, Marketing, of Integrated Network Corporation, a broadband networking company.

     ROBERT C. TROUTMAN, age 42, has been Senior Vice President, Advance Planning of the Company since October 1997. From the Company's inception in 1993 to October 1997, he was Vice President, Engineering and Manufacturing of the Company. From March 1992 to March 1994, Mr. Troutman was a Vice President of Cardzilla, Inc., a retail company. From August 1981 until August 1992, Mr. Troutman was employed by Telecommunications Techniques Corporation, in various capacities, including as Director of Engineering.

     PATRICIA L. COTTER, age 39, has been Vice President of Manufacturing Operations of the Company since September 1996. From October 1993 to September 1996, she was Director of Corporate Programs at Stratus Computer, Inc., a provider of fault tolerant computers. From 1987 to September 1993, Ms. Cotter was Manufacturing Engineering Manager at Sun Microsystems, Inc., a provider of UNIX computing platforms.

     Officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

     There are no family relationships among any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation paid by the Company during the year ended December 31, 1997 to the Company's Chief Executive Officer and the other most highly compensated executive officers whose total compensation for services in all capacities exceeded $100,000 during such year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                       ANNUAL COMPENSATION           SECURITIES
                                                 -------------------------------     UNDERLYING
                                         YEAR     SALARY     BONUS(1)     OTHER       OPTIONS
                                         ----    --------    --------    -------    ------------
Scott E. Stouffer......................  1997    $165,000    $71,880          --           --
  Chairman of the Board, President       1996     125,000     48,756     $ 3,090(2)    40,600
  and Chief Executive Officer            1995     110,861         --          --           --

Peter J. Minihane......................  1997     100,550(3)  45,939      92,951(4)   175,000
  Executive Vice President, Chief
  Financial Officer and Treasurer

Henry A. Cheli.........................  1997     119,048(3)  82,618      96,697(5)   135,000
  Senior Vice President,
  Market Operations

Gregory J. Langford....................  1997     125,000     50,940      61,662(4)    35,000
  Senior Vice President,                 1996      14,147(6)   4,167          --       65,000
  Product Operations

Robert C. Troutman.....................  1997     140,000     61,366          --           --
  Senior Vice President,                 1996     110,000     39,482       3,090(2)    35,000
  Advance Planning                       1995     100,925         --          --           --

---------------
(1) The 1997 bonuses were paid in January 1998.

(2) Consists of payment by the Company of legal fees related to estate planning.

(3) The salaries paid Messrs. Minihane and Cheli are for the periods from their respective dates of employment, June 15, 1997 and March 20, 1997.

(4) Consists of relocation payments.

(5) Consists of commissions of $40,000 and relocation payments of $56,697.

(6) The salary paid Mr. Langford in 1996 is for the period from his hiring in November 1996.

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                           PERCENTAGE OF                                  AT ASSUMED ANNUAL RATES
                              NUMBER OF        TOTAL                                           OF STOCK PRICE
                              SECURITIES      OPTIONS                                     APPRECIATION FOR OPTION
                              UNDERLYING    GRANTED TO     EXERCISE                               TERM(4)
                               OPTIONS     EMPLOYEES IN    PRICE PER                     --------------------------
                              GRANTED(1)      1997(2)      SHARE(3)    EXPIRATION DATE       5%             10%
                              ----------   -------------   ---------   ---------------   -----------    -----------
Scott E. Stouffer...........        --           --             --              --              --             --
Peter J. Minihane...........   175,000         18.8%         $1.75         6/18/07        $192,599       $488,084
Henry A. Cheli..............   135,000         14.5           1.43         3/17/07         121,408        307,672
Gregory J. Langford.........    35,000          3.8           3.00         8/20/07          66,034        167,343
Robert C. Troutman..........        --           --             --              --              --             --

---------------
(1) All options were granted under the Company's 1994 Stock Option Plan (the "1994 Plan"). Mr. Langford's options become exercisable at a rate of 1.67% monthly over the five-year period following the date of grant. The options granted to Messrs. Cheli and Minihane vest 20% one year after grant and in equal increments over the next 48 months. Vesting continues so long as an officer remains continuously employed by the Company.

(2) Based on options to purchase 928,955 shares of Common Stock granted in 1997.

(3) All options were granted at exercise prices equal to the fair market value of the Common Stock, as determined by the Board of Directors, on the grant date, based upon the price at which the Company's Preferred Stock had been issued, an independent valuation of the Company's Common Stock in November 1996, arms-length transactions in the Company's Preferred Stock, valuations of comparable companies and the financial condition and results of operations of the Company at each of the dates of grant. The Company's Common Stock was not traded publicly at the time the options were granted to the named Executive officers.

(4) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the United States Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date. Assuming the fair market value of the Common Stock at the date of grant was the initial public offering price of $12.50, the potential realizable value of these options at a 5% assumed annual rate of stock price appreciation would be $3,256,960 for Mr. Minihane, $2,555,712 for Mr. Cheli and $607,642 for Mr. Langford.

     The following table provides the specified information concerning unexercised options held as of December 31, 1997 by the Named Executive Officers.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING                     IN-THE-MONEY
                                                UNEXERCISED OPTIONS AT                OPTIONS AT
                                                  DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
Scott E. Stouffer..........................    38,237           25,012        $377,119       $  244,892
Peter J. Minihane..........................        --          175,000              --        1,443,750
Henry A. Cheli.............................        --          135,000              --        1,156,950
Gregory J. Langford........................     5,584           94,416          44,162          757,888
Robert C. Troutman.........................    13,799           21,201         135,368          207,982

---------------
(1) Calculated on the basis of $10.00 per share, the fair market value of the Common Stock at December 31, 1997, as determined by the Company's Board of Directors, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

     No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the Named Executive Officers.

                            EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with Scott E. Stouffer and Robert C. Troutman (the "Employees"), dated December 15, 1994 (the "Employment Agreements"). The Employment Agreements provide that Mr. Stouffer and Mr. Troutman currently receive annual salaries of $200,000 and $150,000, respectively (to be reviewed annually), an annual bonus and reimbursement of certain expenses. The Employees are also entitled to participate in any health, life or accident insurance plans or programs made available to other similarly situated employees. The Employees are also entitled to 20 business days sabbatical following completion of every four years of employment.

     The Employment Agreements continue on a year-to-year basis, renewing each December 15 unless terminated (1) upon 90 days notice from either the applicable Employee or the Company prior to the end of the then-current term; (2) by death;
(3) due to disability; (4) by the Company without cause upon 45 days prior written notice to the Employee; or (5) by the Company for cause upon 30 days prior written notice, or in the case of embezzlement or theft, immediately without notice. Upon termination without cause by the Company, the Company will pay the Employee severance equal to six months base salary.

     The Employment Agreements contain a covenant not to compete which provides that for a period of 24 months (decreasing to 12 months after the Employee has been an employee for four years) after the Employee's termination for any reason, the Employee is subject to a non-solicitation restriction and will not compete with the Company or accept employment with a competitor of the Company. The Employment Agreements also contain confidentiality and assignment of inventions provisions.

     In March 1997, Mr. Cheli entered into an employment arrangement with the Company, pursuant to which Mr. Cheli serves as Senior Vice President, Market Operations. The arrangement provides for an initial annual base salary of $150,000, in addition to certain other benefits. Mr. Cheli's compensation may increase based on the Company's 1998 financial performance. Upon termination of employment by the Company without cause, Mr. Cheli is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. The Company granted Mr. Cheli an option to purchase 135,000 shares of Common Stock at an exercise price of $1.43 per share, vesting 20% at the end of the first year after grant and in equal monthly increments over the next four years. Upon a change of control of the Company, Mr. Cheli's options will automatically vest, depending on the time of the change of control, as follows: (i) 40% if the change of control occurs on or before the first anniversary of Cheli's option grant; (ii) 80% if the change of control occurs after the first anniversary, but prior to the second anniversary of the option grant; and (iii) 100% after the second anniversary of the option grant.

     In November 1996, Mr. Langford entered into an employment arrangement with the Company, pursuant to which Mr. Langford served as Vice President, Product Management and Planning. He subsequently has been promoted to Senior Vice President, Product Operations. The arrangement provides for a current annual base salary of $135,000, in addition to certain other benefits. Mr. Langford's compensation may increase based on the Company's 1998 financial performance. Upon termination of employment by the Company without cause, Mr. Langford is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. Mr. Langford was granted options to purchase 49,000 shares of Common Stock in November 1996 at an exercise price of $1.43 per share, vesting 20% at the end of the first year after grant and in equal monthly increments over the next four years, options to purchase 16,000 shares of Common Stock in December 1996 at an exercise price of $1.43 per share, vesting in equal monthly increments over five years, and options to purchase 35,000 shares of Common Stock in August 1997 at an exercise price of $3.00 per share, vesting in equal monthly increments over five years. Fifty percent of Mr. Langford's unvested options vest upon a change of control of the Company.

     In June 1997, Mr. Minihane entered into an employment arrangement with the Company, pursuant to which Mr. Minihane serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company. The arrangement provides for an initial annual base salary of $120,000, increasing to $160,000 in June 1998, in addition to certain other benefits. Mr. Minihane's compensation may increase based on the Company's 1998 financial performance. Upon termination of employment by the Company without cause, Mr. Minihane is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. Mr. Minihane was granted options to purchase 175,000 shares of Common Stock in June 1997 at an exercise price of $1.75 per share, vesting 20% at the end of the first year after grant and in equal monthly increments over the next four years. All of Mr. Minihane's unvested options vest upon a change of control of the Company. Upon commencement of his employment with the Company, Mr. Minihane purchased 25,000 shares of the Company's Common Stock at $1.75 per share.

     The Company's employment agreement with each of Messrs. Cheli, Langford and Minihane contains general nonsolicitation and non-competition provisions applicable during the period of such employee's employment with the Company and for two years thereafter (or one year if his employment terminates after January 1, 1999).

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") reviews and recommends the compensation arrangements for the executives of the Company and administers the Company's stock option plans. The Compensation Committee, established in December 1994, consists of three members, all of whom are outside directors. None of the directors has any interlocking or other relationship with the Company that would call into question his independence as a Compensation Committee member.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements tied to the foregoing objectives: base salary; annual cash bonus; and stock-based equity incentives, primarily participation in the Company's 1994 Stock Option Plan and 1997 Omnibus Stock Plan. In establishing base salaries for executives, the Compensation Committee monitors standards at comparable companies, particularly those that are in the same industry as the Company or related industries and/or are located in the same general geographical area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined appropriate, the Compensation Committee also considers general conditions and the Company's financial performance in establishing base salaries of executives. In deciding to award options, the Compensation Committee also considers the number of options outstanding or previously granted and the aggregate size of current awards.

     For the year ended December 31, 1997, increases in the base salaries and bonuses of Messrs. Stouffer, Langford and Troutman were tied to performance-oriented goals set by the Compensation Committee earlier in the year. Each individual met or exceeded performance goals established by Compensation Committee for 1997.

     Stock option grants in 1997 to Messrs. Minihane, Cheli and Langford, and a stock sale in 1997 to Mr. Minihane were designed to be a meaningful portion of their overall compensation and to reinforce the Company's goal of retaining key executives during the time the Company prepared for its initial public offering.

     Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) provides that, for the purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. The Company does not anticipate that compensation payable to any executive officer will exceed $1 million in 1998. The Compensation Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

     As respectfully submitted,

                                          Marc F. Benson
                                          Theodore R. Joseph
                                          Thomas A. Smith

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed in December 1994, and the current members of the Compensation Committee are Messrs. Benson, Joseph and Thomas Smith. None of the members was, during 1997, an officer or employee of the Company at any time.

                             PRINCIPAL STOCKHOLDERS

     The following table set forth information regarding the beneficial ownership of the Company's Common stock as of March 31, 1998 for (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated (i) the persons named in the table have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them, subject to community property laws where applicable, and (ii) the address for the persons named in the table is 2092 Gaither Road, Rockville, Maryland 20850.

                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED AS
                                                               OF MARCH 31, 1998(1)
                                                              ----------------------
                                                              NUMBER OF
                  NAME OF BENEFICIAL OWNER                      SHARES      PERCENT
                  ------------------------                    ----------    --------
NEPA Venture Fund II, L.P.(2)...............................  2,170,780       12.2%
  c/o Mid-Atlantic Venture Funds
  1801 Reston Parkway-Suite 203
  Reston, VA 20190
Venrock Entities(3).........................................  2,160,680       12.2
  30 Rockefeller Plaza
  New York, NY 10112
Edison Venture Fund III, L.P.(4)............................  1,653,929        9.3
  997 Lenox Drive, Building No. 3
  Lawrenceville, NJ 08648
Grant G. Behrman(5).........................................    635,628        3.6
Marc F. Benson(6)...........................................  2,170,780       12.2
Henry A. Cheli(7)(15).......................................     31,250          *
Theodore R. Joseph(8).......................................    125,704          *
Gregory J. Langford(9)(15)..................................      9,829          *
Ted H. McCourtney(10).......................................  2,160,680       12.2
Peter J. Minihane(15).......................................     30,000          *
Thomas A. Smith(11).........................................  1,658,929        9.3
William J. Smith(12)........................................     23,504          *
Scott E. Stouffer(13)(15)...................................  1,496,313        8.4
Robert C. Troutman(14)(15)..................................    469,691        2.6
All executive officers and directors as a group (12
  persons)(16)..............................................  8,820,539       49.3

---------------
  *  Less than 1%.

 (1) As of March 31, 1998, the Company had outstanding 17,762,257 shares of Common Stock. The persons named in this table have sole voting power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after March 31, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Marc F. Benson, a director of the Company, is a principal and partner of Mid-Atlantic Venture Funds, formerly NEPA Venture Funds ("NEPA"). Mr. Benson has shared voting and investment power over the shares held by NEPA but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (3) Represents 1,338,475 shares of Common Stock beneficially owned by Venrock Associates and 822,205 shares of Common Stock beneficially owned by Venrock Associates II, L.P. (Venrock Associates and Venrock Associates II, L.P., collectively "Venrock"). Ted H. McCourtney, a director of the Company, is a general partner of both Venrock Associates and Venrock Associates II, L.P. Mr. McCourtney has shared voting and investment power over the shares held by Venrock but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (4) Thomas A. Smith, a director of the Company, is a general partner of Edison Venture Fund III, L.P. ("Edison"). Mr. Smith has shared voting and investment power over shares held by Edison but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (5) Represents 251,441 shares of Common Stock held by Behrman Capital L.P., 379,188 shares held by Behrman Capital B L.P., and 4,999 shares held by Strategic Entrepreneur Fund, L.P., which Mr. Behrman may be deemed to beneficially own by virtue of his status as a General Partner of Behrman Brothers L.P., the general partner of such entities. Mr. Behrman has shared voting and investment power over shares held by these entities but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (6) Represents 2,170,780 shares of Common Stock beneficially owned by NEPA which Mr. Benson may be deemed to beneficially own by virtue of his status as a principal and general partner of NEPA. Mr. Benson has shared voting and investment power over shares held by NEPA but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (7) Represents 29,250 shares of Common Stock issuable upon exercise of options.

 (8) Represents 73,904 shares of Common Stock held by Mr. Joseph, 22,400 shares held by Mr. Joseph's IRA and 29,400 shares of Common Stock issuable upon exercise of stock options.

 (9) Represents 6,433 shares of Common Stock and 3,396 shares of Common Stock issuable upon exercise of options.

(10) Represents shares of Common Stock beneficially owned by Venrock which Mr. McCourtney may be deemed to beneficially own by virtue of his status as a general partner of Venrock. Mr. McCourtney has shared voting and investment power over the shares held by Venrock but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

(11) Represents 5,000 shares of Common Stock held by Mr. Smith and 1,653,929 shares of Common Stock beneficially owned by Edison which Mr. Smith may be deemed to beneficially own by virtue of his status as a general partner of Edison. Mr. Smith has shared voting and investment power over shares held by Edison but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

(12) Represents 14,504 shares of Common Stock and 9,000 shares of Common Shares issuable upon exercise of stock options.

(13) Includes 863,334 shares of Common Stock held by Mr. Stouffer, 270,666 shares of Common Stock held by the Scott E. Stouffer GRAT, 320,696 shares of Common Stock held by Mr. Stouffer's wife and 41,617 shares of Common Stock issuable upon exercise of options.

(14) Includes 397,600 shares of Common Stock held by Mr. Troutman, 49,000 shares held by the Robert C. Troutman Grantor Retained Annuity Trust ("GRAT"), 3,500 shares held by Mr. Troutman as custodian for each of two children and 16,091 shares of Common Stock issuable upon exercise of stock options.

(15) The address of Messrs. Cheli, Langford, Minihane, Stouffer and Troutman is c/o the Company, 2092 Gaither Road, Rockville, Maryland 20850.

(16) Includes an aggregate of 130,686 shares of Common Stock issuable upon exercise of options. See notes 7, 8, 9, 12, 13 and 14 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 15, 1997, the Company issued 25,000 shares of its Common Stock at a price of $1.75 per share to Mr. Minihane. On September 13, 1997, the Company issued 10,504 shares of its Common Stock at a price of $4.76 per share to Mr. William Smith.

     The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

            PROPOSAL NO. 2:  RATIFICATION OF APPOINTMENT OF AUDITORS

     Arthur Andersen LLP has served as the Company's independent auditors since August 1997 and has been selected by the Board as the Company's independent auditors for the year ending December 31, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

     In August 1997, the Company's Board of Directors retained Arthur Andersen LLP as its independent public accountants and dismissed the Company's former auditors. From the Company's inception and throughout the time they were retained by the Company, the former auditors did not disagree with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events. The former auditors' reports on the Company's financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP on any accounting, auditing or reporting matter.

     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Arthur Andersen LLP as the independent auditors for the current year.

REQUIRED VOTE

     The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998 requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by Peter J. Minihane, Chief Financial Officer, Visual Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850, or by the Company's Corporate Secretary, Nancy Spangler, Piper & Marbury L.L.P., 1200 Nineteenth Street N.W., Washington, D.C. 20036, no later than December 1, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     SEC rules require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and 10% stockholders in this Proxy Statement. Because the Company was not subject to the Exchange Act during 1997, no 16(a) reports were required to be filed.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     The Company has filed an Annual Report for the year ended December 31, 1997 on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Peter J. Minihane, Chief Financial Officer, Visual Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850.

                                          By Order of the Board of Directors

                                          [/s/ Nancy A. Spangler]
                                          NANCY A. SPANGLER
                                          Secretary

Dated: April 28, 1998
Rockville, Maryland

                                                                 SKU# 1716-PS-98

                                  DETACH HERE

                             VISUAL NETWORKS, INC.
                               2092 GAITHER ROAD
                           ROCKVILLE, MARYLAND  20850

                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Scott Stouffer, Peter Minihane and Nancy Spangler, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Visual Networks, Inc. (the "Company") held of record by the undersigned on April 24, 1998 at the Annual Meeting of Stockholders to be held on May 28, 1998 at 2:00 p.m., local time, at the offices of Piper & Marbury L.L.P, 1200 Nineteenth Street, N.W., Washington, D.C. 20036, and any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                 CONTINUED AND TO BE SIGNED ON REVERSE  SIDE

                                  DETACH HERE

[x]       Please mark
          votes as in
          this example

1.  Election of Directors to serve until 2001.      2. Ratify the appointment      FOR      AGAINST    ABSTAIN
NOMINEES:  Grant G. Behrman and Thomas A. Smith     of Arthur Andersen LLP as      [ ]        [ ]        [ ]
                                                    independent auditors.
                      FOR      WITHHELD
                      [ ]         [ ]
      [ ]                                           3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the
                                                    meeting.
    --------------------------------------------
       For both nominees except as noted above


                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [ ]

                                                    Please sign exactly as name appears hereon.  Joint
                                                    owners each should  sign.  Executors,
                                                    administrators, trustees, guardians or other
                                                    fiduciaries should give full title as such.  If
                                                    signing for a corporation, please sign in full
                                                    corporate name by a duly authorized officer.




Signature:                           Date:          Signature:                           Date:
           ------------------------        ------             ------------------------        ------